INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by refrence in Registration Satement No. 333-41039 of CEC Entertainment, Inc. on Form S-8 of our report dated March 6, 2000, appearing in the Annual Report on Form 10-K of ShowBiz Pizza Time, Inc. for the year ended January 2, 2000.



Dallas, Texas
March 29, 2000